Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due October 2008
(Linked to the S&P Consumer Staples Select Sector Index and a Weighted Basket of
Common Stocks)`

Final Term Sheet

Principal Amount:	$7,105,000

Pricing Date:	September 21, 2007

Issue Date:	September 27, 2007

Maturity Date:	October 27, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)

Determination Date:	October 14, 2008, subject to the effect of Market Disruption Events

Issue Price:	97.69% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	97.44% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash expressed as a percentage of Principal Amount as follows:

If the Long Index Performance is greater than or equal to the Short Basket Performance, 100% plus the lesser of:

(a) the Maximum Return, and

(b) the Outperformance multiplied by the Enhancement Multiplier

If the Long Index Performance is less than the Short Basket Performance, 100% minus the lesser of:

(a) the Underperformance, and

(b) 100%

Enhancement Multiplier:	2

Initial Long Index Level:	271.80

Initial Short Basket Level:	970.20

Outperformance Cap:	17.55%

Maximum Return:	35.1%

CUSIP:	002546646

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.
Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.